Exhibit 10.14

DESCRIPTION OF 2005 BONUS PROGRAM FOR EXECUTIVE OFFICERS

Under the Company’s bonus program, the annual bonus of the executive officers is determined by recommendation of the Compensation Committee, after reviewing recommendations of the Chairman and Chief Executive Officer, which is then submitted for approval by the full Board.  The amount of bonus that may be earned is based on a targeted percentage of the executive officer’s annual salary, subject to a maximum-targeted percentage. Subject to adjustment by the Board of Directors, the bonuses of the executive officers for 2005 are based 80% on achievement of the Company’s performance objectives as established by the Compensation Committee and 20% on achievement of the individual’s performance objectives. The Company’s overall performance objectives are measured by certain operational and financial objectives.  The operational objectives for the Company for 2005 consisted of targeted annual increases in reserves (weighted 40%) and production (weighted 30%), competitive finding and development costs (“F&D”) (weighted 15%), lease operating expense (“LOE”) (weighted 7.5%) and general and administrative costs (“G&A”) (weighted 7.5%), as compared with those projected in the Company’s annual budget for the applicable period. Both the LOE and G&A measures are calculated on the unit-of-production basis with targets set by the Compensation Committee. In addition, the F&D objective, weighted at 15%, is calculated as a three-year moving average using a unit-of-production basis, and is determined without including any F&D costs associated with acquisitions. This is the only category of the performance objectives where acquisitions are excluded. The financial goals for the Company for 2005 were: (1) to ensure that funds were available to execute the Company’s overall recommended case capital spending program as projected in its 2005 annual budget and plan (the “Recommended Case”) while maintaining a prudent financial structure with a debt-to-total capital ratio of less than 30%, subject to adjustment due to acquisitions; (2) to fund the Recommended Case, excluding acquisitions, from internal cash flow rather than taking on more debt; and (3) building pre-tax cash flow from our exploration and production activities to a level sufficient to provide the necessary funds to conduct a program that will provide consistent physical (reserve and production) and fiscal (cash flow and net income) growth for the Company.

Individual performance is assessed by a performance management process based on mutually defined expectations for each employee, including executive officers. The process includes individual appraisal components that are both objective and subjective. The objective components include quantifiable objectives and the subjective performance components include roles and accountabilities, performance attributes and behaviors. Individual performance of the executive officers, except the Chief Executive Officer, is first assessed by the Chief Executive Officer, who makes recommendations to the Compensation Committee for its consideration.  Bonus opportunities for 2005 for Mr. Long ranged from 0% to 80% of base salary, for Mr. Tugwell from 0% to 80% of base salary, and for Mr. Elias from 0% to 100% of his base salary subject to the achievement of specific objective and subjective performance criteria established mutually between the Compensation Committee and Mr. Elias on an annual basis. Bonus awards, if any, to be paid for 2005 performance are not determined as of the date of this Form 10-K and will be reported in the Proxy Statement for the 2006 Annual Meeting. Under the bonus program, the 2005 bonuses will be paid in cash. All bonuses are subject to the final approval of the Board of Directors.